Exhibit 10.13
January 26, 2007
Charles D. Kissner
120 Rose Orchard Way
San Jose, CA 95134
     Re: Non-Competition Agreement
Dear Chuck:
     As you are aware, Stratex Networks, Inc. (the “Company”) is contemplating a merger with Harris Corporation (“Harris”), which will result in the creation of Harris Stratex Networks Incorporated (the “Merger”). In the event the Merger is successfully completed, all of your shares of Company stock will be acquired by Harris Stratex Networks Incorporated (“HSNI”).
     You are the largest employee stockholder of the Company, and Executive Chairman and employee of the Company, and in order to help protect the goodwill of the Company that is being transferred to HSNI, it is the Company’s and HSNI’s desire to have you enter into this Non-Competition Agreement (the “Agreement”). As a result, and subject to the successful closing of the Merger, you agree as set forth below.
     1. Non-Competition: During the Period (as defined below), you will not, as a compensated or uncompensated officer, director, consultant, advisor, partner, joint venturer, investor, independent contractor, employee or otherwise, provide any work, labor, services, advice or assistance to any person or entity that competes with the Business (as defined below). In the event of your breach of this Paragraph, the Company shall not be obligated to provide you with any further payments required under this Agreement.
     2. Definitions:
          a. “Period”: For purposes of this Agreement, “Period” means the period beginning on the closing date of the Merger and continuing until one year after the later of (a) the date of termination of your employment with the Company, or (b) the closing date of the Merger; and
          b. “Business”: For purposes of this Agreement, “Business” means the business of the Company as of the closing date of the Merger, which is the design, manufacture, distribution (directly or indirectly), or integration of any digital microwave products substantially similar to current Company products in form, fit, or function and used in terrestrial microwave point-to-point telecommunications networks anywhere in the world.
     3. Scope: The restrictions described in Paragraph 1 shall apply in each and every county (and/or any other similar geographic subdivision) in the State of California, the United States of America, and the rest of the world, where the Company has engaged in the Business as of the closing date of the Merger.
     4. Compensation: In exchange for your compliance with your obligations under this Agreement, HSNI or its successor(s) will pay you the total sum of $330,000. Such payment

Charles D. Kissner
January 2007

shall be made to you in two installments of $165,000, payable six and 12 months after the later of the dates in Paragraph 2a(a) and (b); each installment will be mailed to you at your residence address.
     5. Severability: If any provision of this Agreement is deemed invalid, illegal, or unenforceable, such provisions shall be modified so as to make it valid, legal and enforceable, and the legality, validity, and enforceability of the remaining provisions of this Agreement shall not in any way be affected.
     6. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California.
     7. Effectiveness: The effectiveness of this Agreement is expressly conditioned upon the successful closing of the Merger, and the effective date of this Agreement shall be the closing date of the Merger. If the Merger does not close successfully, this Agreement shall be of no legal force or effect.
     8. Entire Agreement: This Agreement constitutes the entire agreement between you, on the one hand, and HSNI and the Company, on the other hand, concerning your post-employment, non-competition obligations, and it supersedes all prior negotiations, representations and agreements concerning that subject, including Paragraph 10 of your Employment Agreement of May 14, 2002 (the “Employment Agreement”), which paragraph shall be of no further force or effect if this Agreement becomes effective. (Except as described in the previous sentence, the Employment Agreement, as amended, shall remain in full force and effect.)
     9. Modification: This Agreement may only be modified or amended by a supplemental written agreement signed by you and authorized representatives of HSNI and the Company.
Sincerely,

Harris Stratex Networks, Inc.

By:	/s/ Guy M. Campbell

Stratex Networks, Inc.

By:	/s/ V. Frank Mendicino
     I agree to and accept the terms and conditions of this Non-Competition Agreement.

Dated: January 26, 2007	/s/ Charles D. Kissner
Charles D. Kissner